UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COREBRIDGE FINANCIAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

COREBRIDGE FINANCIAL, INC.

SUPPLEMENT TO THE PROXY STATEMENT DATED APRIL 28, 2023
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 20, 2023

This proxy statement supplement dated June 13, 2023 (the “Supplement”) supplements the definitive proxy statement on Schedule 14A (the “2023 Proxy Statement”) of Corebridge Financial, Inc. (the “Company”) dated April 28, 2023.  The 2023 Proxy Statement was furnished to stockholders in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the “Board”) for use at the Annual Meeting of Shareholders to be held on June 20, 2023 (the “Annual Meeting”), or at any postponed or reconvened meeting. Except as specifically supplemented by the information contained in this Supplement, all information set forth in the 2023 Proxy Statement continues to apply and should be considered in voting your shares.

WITHDRAWAL OF DIRECTOR NOMINEE

As described in a Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2023, Elaine Rocha resigned as a member of the Board, effective May 12, 2023.  Accordingly, Ms. Rocha will not stand for re-election to the Board at the Annual Meeting, and her name has been withdrawn from nomination for re-election to the Board.

Ms. Rocha served as a member of the Board pursuant to a separation agreement between the Company and American International Group, Inc. (“AIG”) under which AIG has the right to designate members of the Board, subject to maintaining specified ownership requirements.  As set forth in the 2023 Proxy Statement, AIG is entitled to designate a majority of the directors on the Board until AIG ceases to beneficially own more than 50% of our outstanding common stock.

The remaining nominees named in the 2023 Proxy Statement will continue to stand for re-election at the Annual Meeting.  Notwithstanding Ms. Rocha’s withdrawal as a nominee for re-election to the Board, the Notice of Internet Availability and the proxy card made available with the 2023 Proxy Statement remain valid; however, any votes that are submitted with instructions to vote for Ms. Rocha will be disregarded.

If you have already submitted your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already submitted by stockholders will remain valid and will be voted at the Annual Meeting, unless changed or revoked as described on page 92 of the 2023 Proxy Statement.